EXHIBIT 99.1

Creative Medical Technology Holdings Provides Update on ImmCelz® FDA Application

March 3, 2021 – Phoenix, AZ (OTC-CELZ) Creative Medical Technology Holdings announced today that due to COVID related technical changes in the FDA’s submission requirements, the Company’s ImmCelz® Investigational New Drug Application (IND) for the treatment of Stroke will be resubmitted to the FDA in electronic form to comply with such requirements. Previously, the FDA had accepted IND applications in hard copy submitted by mail.

Due to the complexity of the new requirements, Creative Medical Technology Holdings has retained the services of an FDA consulting firm with the expertise to assist it with the FDA’s electronic submission procedures, which include formatting, hyperlinking, and tagging requirements. The Company believes that retaining a third party firm experienced in FDA electronic submissions will better equip the Company to navigate and comply with the FDA’s new requirements.

Resubmission of the Company’s ImmCelz® IND will not change the substance of the Company’s application to the FDA. As previously reported, the IND seeks approval from the FDA to initiate the first clinical trial using cellular immunotherapy for treatment of stroke, using the Company’s ImmCelz® product.

About Creative Medical Technology Holdings Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in regenerative medicine/stem cell technology in the fields of immunotherapy, urology, neurology and orthopedics and is listed on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Timothy Warbington, CEO CEO@CreativeMedicalHealth.com